Exhibit 99.1

FOR IMMEDIATE RELEASE:	March 31, 2014
NW Natural Renegotiates Joint Venture with Encana Oil & Gas
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PORTLAND, ORE. — Northwest Natural Gas Company, dba NW Natural (NYSE:NWN), announced today that it has executed an amendment to its Carry and Earning Agreement with Encana Oil & Gas (USA) Inc. (Encana) in order to facilitate Encana’s proposed divestiture of its interest in the Jonah field in Wyoming to an affiliate of TPG Capital (TPG), as announced by Encana on March 31, 2014. The agreement ends NW Natural’s drilling of wells in the field, but maintains the Company’s ownership interest in both existing production as well as a number of future locations.
NW Natural entered into agreements with Encana in 2011 to develop gas reserves to provide long-term price protection for Oregon utility customers (Agreement). Under the Agreement, the company was expected to invest between $45 and $55 million per year for five years, for a cumulative total investment of about $250 million. Revenues from the sale of gas produced under the Agreement is credited to utility cost of gas and included as part of the annual Oregon Purchased Gas Adjustment filing. This allows the Company to recover its gas reserve costs, plus a return on the net investment, through customer rates in a manner previously approved by the Public Utility Commission of Oregon (OPUC).
This year the company has invested $15 million, or a cumulative total investment of $176 million in the venture. These gas reserves are expected to provide NW Natural a price hedge on approximately 9 percent of its utility gas purchase requirements for the current year, and are expected to provide long term hedge benefits to customers.
“We continue to reap the long-term advantages of low natural gas prices through our investment in the Jonah Field,” said Gregg Kantor, president & CEO of NW Natural. “Our investment is expected to continue to provide stable prices for a portion of our utility gas supply for years to come.”
The Amendment increases NW Natural’s interests in sections of the Jonah Field. NW Natural will also continue to have additional drilling rights under the Joint Operating Agreement with TPG, creating an opportunity to develop future reserves.
NW Natural estimates this could provide about 25 billion cubic feet of additional gas that could be developed for its customers in the future.
The Amendment is effective as of March 7, 2014.
“We believe locking in a portion of our supply with lower cost gas is the right thing to pursue on behalf of our customers,” said Kantor. “Encana was a great company to partner with on this innovative agreement, and we look forward to working with the new owner and the OPUC to explore the potential benefits of further well development at Jonah.”
Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, gas costs and pricing, customer rates or rate recovery, drilling, production and expected volumes, gas reserves, price protection for customers and hedging, financial positions, capital expenditures, revenues and earnings and timing thereof, performance, timing or effects of future regulatory proceedings or future regulatory approvals, effects of regulatory mechanisms, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to about 695,000 residential, commercial, and industrial customers in Oregon and Southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. Additional information is available at www.nwnatural.com.
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Media Contact:
Kim Heiting
Phone: 503-220-2366
Email: kah@nwnatural.com

Investor Relations:
Bob Hess
Phone: 503-220-2388
Email: bob.hess@nwnatural.com

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